EXHIBIT 12

                                 TRIBUNE COMPANY

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In thousands, except ratios)

                                                                            Fiscal Year Ended December
                                                        ----------------------------------------------------------------
                                                            1998          1997          1996          1995          1994
                                                        --------      --------      --------      --------      --------
Income from continuing operations                       $414,272      $393,625      $282,750      $245,458      $233,149

Add:
  Income tax expense                                     290,817       265,375       191,663       167,076       158,698
  Losses on equity investments                            33,980        34,696        13,281        13,209         9,739
                                                        --------      --------      --------      --------      --------
      Subtotal                                           739,069       693,696       487,694       425,743       401,586
                                                        --------      --------      --------      --------      --------
Fixed charge adjustments
  Add:
    Interest expense                                      88,451        86,502        47,779        21,814        20,585
    Amortization of capitalized interest                   2,068         2,076         2,108         2,253         2,362
    Interest component of rental expense (A)              10,671        10,416         9,362         8,200         8,236
                                                        --------      --------      --------      --------      --------

Earnings, as adjusted                                   $840,259      $792,690      $546,943      $458,010      $432,769
                                                        ========      ========      ========      ========      ========
Fixed charges:
    Interest expense                                    $ 88,451      $ 86,502      $ 47,779      $ 21,814      $ 20,585
    Interest capitalized                                   1,897           224           168           610             -
    Interest component of rental expense (A)              10,671        10,416         9,362         8,200         8,236
    Interest related to guaranteed ESOP debt (B)          15,578        17,901        20,134        22,057        24,017
                                                        --------      --------      --------      --------      --------

Total fixed charges                                     $116,597      $115,043      $ 77,443      $ 52,681      $ 52,838
                                                        ========      ========      ========      ========      ========

Ratio of earnings to fixed charges                           7.2           6.9           7.1           8.7           8.2
                                                        ========      ========      ========      ========      ========


(A) Represents a reasonable approximation of the interest cost component of rental expense incurred by the Company.

(B) Tribune Company guarantees the debt of its Employee Stock Ownership Plan
    (ESOP).